UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              AMENDMENT NUMBER 6 TO
                                    FORM SB-2
                            SEC FILE NO.: 333-121542

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            HIGH TIDE VENTURES, INC.
                           ---------------------------
                 (Name of small business issuer in its charter)

   NEVADA                        1000                      Applied For
-------------         ---------------------------       ----------------
(State or            (Primary Standard Industrial       (I.R.S. Employer
jurisdiction of       Classification Code Number)       Identification No.)
incorporation or
organization)

                            High Tide Ventures, Inc.
                             Brent Peters, President
                           747 17th Street, Suite 301,
                        West Vancouver, British Columbia
                                 Canada V7V 3T4
                            Telephone: (604) 351-1897
                            Facsimile: (604) 922-8993
         --------------------------------------------------------------
         (Address and telephone number of principal executive offices)

                            Val-U-Corp Services, Inc.
                         1802 N Carson Street, Suite 212
                           Carson City, Nevada, 89701
                             Telephone: 775-887-8853
         --------------------------------------------------------------
            (Name, address and telephone number of agent for service)

Approximate date of
proposed sale to the public:               as soon as practicable after
                                           the effective date of this
                                           Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
|__|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |__|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |__|

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. |__|

                         CALCULATION OF REGISTRATION FEE
-----------------------------------------------------------------------
TITLE OF EACH                   PROPOSED      PROPOSED
CLASS OF                        MAXIMUM       MAXIMUM
SECURITIES     DOLLAR           OFFERING      AGGREGATE    AMOUNT OF
TO BE          AMOUNT TO BE     PRICE PER     OFFERING     REGISTRATION
REGISTERED     REGISTERED       SHARE (1)     PRICE (2)    FEE (2)
-----------------------------------------------------------------------
Common Stock    $765,000         $0.10          $765,000     $96.93
-----------------------------------------------------------------------

(1) Based on the last sales price on May 10, 2004
(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.


          SUBJECT TO COMPLETION, Dated June 8, 2005

                                     Part II

                Information Not Required in the Prospectus

Indemnification of Directors and Officers

Our officers and directors are indemnified as provided by the Nevada Revised Statutes (the "NRS") and our bylaws.

Under the NRS, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's articles of incorporation that is not the case with our articles of incorporation. Excepted from that immunity are:

         (1) a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest;

         (2) a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);

         (3) a transaction from which the director derived an improper personal profit; and

         (4)      willful misconduct.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless:

         (1) such indemnification is expressly required to be made by law;

         (2)      the proceeding was authorized by our Board of Directors;

         (3) such indemnification is provided by us,in our sole discretion, pursuant to the powers vested us under Nevada law; or

         (4) such indemnification is required to be made pursuant to the bylaws.

Our bylaws provide that we will advance all expenses incurred to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was our director or officer, or is or was serving at our request as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request. This advanced of expenses is to be made upon receipt of an undertaking by or on behalf of such person to repay said amounts should it be ultimately determined that the person was not entitled to be indemnified under our bylaws or otherwise.

Our bylaws also provide that no advance shall be made by us to any officer in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding; or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision- making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to our best interests.

Other Expenses of Issuance and Distribution

The estimated costs of this offering are as follows:

Securities and Exchange Commission registration fee         $     96.93
Transfer Agent fees                                         $  1,000.00
Accounting and auditing fees and expenses                   $  7,000.00
Legal fees and expenses                                     $  5,000.00
Edgar filing fees                                           $  1,500.00
                                                            -----------
Total                                                       $ 14,596.93
                                                            ===========

All amounts are estimates other than the Commission's registration fee.

We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.


Recent Sales of Unregistered Securities

We completed an offering of 5,000,000 shares of our common stock at a price of $0.001 per share to a total of two purchasers on October 29, 2003. The total amount received from this offering was $5,000. Of these shares, 2,500,000 were sold to Mr. Brent Peters and 2,500,000 were sold to Mr.Douglas Smith. Mr. Peters is our president, chief executive officer and a director. Mr. Smith is our secretary, treasurer and a director. These shares were issued pursuant to Regulation S of the Securities Act.

We completed an offering of 7,500,000 shares of our common stock at a price of $0.001 per share to a total of 15 purchasers on April 21, 2004. The total amount received from this offering was $7,500. We completed this offering pursuant to Regulation S of the Securities Act. The purchasers in this offering were as follows:

      Name of Subscriber                         Number of Shares
      ------------------                         ----------------
      Cristal Olson                              500,000
      Kenyon Hearl                               500,000
      Jessie Robins                              500,000
      Daniel Nickel                              500,000
      Cheryl Chung                               500,000
      Thomas Fung                                500,000
      Crystal Kaiser                             500,000
      Melissa Kuriyama                           500,000
      Hiroshioma Hamada                          500,000
      Angela Booth                               500,000
      Sam Moffat                                 500,000
      Bill Ling                                  500,000
      Sasha Snow                                 500,000
      Paul Gaffney                               500,000
      Rewe Douglas                               500,000

We completed an offering of 150,000 shares of our common stock at a price of $0.10 per share to a total of fifteen purchasers on May 10, 2004. The total amount received from this offering was $15,000. We completed this offering pursuant to Regulation S of the Securities Act. The purchasers in this offering were as follows:

      Name of Subscriber                          Number of Shares
      ------------------                          ----------------
      Jasmine Grant                               10,000
      Jason Morgan                                10,000
      Randy Lovell                                10,000
      Jeff Rosser                                 10,000
      Norman Guerin                               10,000
      Nikki Eely                                  10,000
      Jean de Noni                                10,000
      John Essey                                  10,000
      Victoria M.Y. Shak                          10,000
      Evan Moffet                                 10,000
      Tavia Proteau                               10,000
      Ruthie Adams                                10,000
      Justin Frew                                 10,000
      Christine Wolchuk                           10,000
      Heather Alford                              10,000

Regulation S Compliance

Each offer or sale was made in an offshore transaction;

Neither we, a distributor, any respective affiliates nor any person on behalf of any of the foregoing made any directed selling efforts in the United States;

Offering restrictions were, and are, implemented;

No offer or sale was made to a U.S. person or for the account or benefit of a U.S. person;

Each purchaser of the securities certifies that it was not a U.S. person and was not acquiring the securities for the account or benefit of any U.S. person;

Each purchaser of the securities agreed to resell such securities only in accordance with the provisions of Regulation S, pursuant to registration under the Act, or pursuant to an available exemption from registration; and agreed not to engage in hedging transactions with regard to such securities unless in compliance with the Act;

The securities contain a legend to the effect that transfer is prohibited except in accordance with the provisions of Regulation S, pursuant to registration under the Act, or pursuant to an available exemption from registration; and that hedging transactions involving those securities may not be conducted unless in compliance with the Act; and

We are required, either by contract or a provision in its bylaws, articles, charter or comparable document, to refuse to register any transfer of the securities not made in accordance with the provisions of Regulation S pursuant to registration under the Act, or pursuant to an available exemption from registration; provided, however, that if any law of any Canadian province prevents us from refusing to register securities transfers, other reasonable procedures, such as a legend described in paragraph (b)(3)(iii)(B)(3) of Regulation S have been implemented to prevent any transfer of the securities not made in accordance with the provisions of Regulation S.

                                    Exhibits
Exhibit
Number             Description

  3.1*            Articles of Incorporation
  3.2*            Bylaws
  5.1             Legal opinion of Batcher & Zarcone LLP, with consent
                  to use
 10.1*            Mineral Property Purchase Agreement dated
                  May 28, 2004
 23.1**           Consent of Morgan & Company, Chartered Accountants
 99.1*            Claims Location Map

* Filed as an exhibit to our Form SB-2 dated December 22, 2004

** Filed as an exhibit to our Form SB-2 dated June 1, 2005



The undersigned registrant hereby undertakes:

1. To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

      (a) include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
      (b) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in this registration statement; and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration Statement; and
      (c) include any additional or changed material information on the plan of distribution.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the
Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling person sin connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

                                           Signatures

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Vancouver, Province of British Columbia on June 8, 2005.

                                           High Tide Ventures, Inc.

                                           By:/s/ Brent Peters
                                           ------------------------------
                                           Brent Peters
                                           President, Chief Executive Officer,
                                           and Director

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

SIGNATURE               CAPACITY IN WHICH SIGNED             DATE

/s/ Brent Peters         President, Chief Executive       June 8, 2005
-----------------------  Officer, and Director
Brent Peters

/s/ Douglas Smith        Secretary, Treasurer
-----------------------  principal accounting             June 8, 2005
Douglas Smith            officer, principal financial
                         officer and director